Exhibit 10.1

February 11, 2010

Randall J. Adleman
12124 Betts Lane
Raleigh, NC 27614

Reference:  Contingent Employment Offer

Dear Randy:

Valence is pleased to extend a contingent offer of employment with you in the capacity as Vice President of Sales & Marketing.  If it is agreeable to you, please so indicate by executing a copy of this letter in the space provided below, and returning it to Cheryl Logan, Director of Human Relations.  This offer is contingent upon the occurrence of the following condition precedent: (1) the acceptance by the CEO and Board of the signed employment offer letter from you.  The key terms and conditions are as follows:

Capacity and Duties:
You shall serve the Company as its Vice President of Sales & Marketing and shall report to Robert L. Kanode, President and Chief Executive Officer.  In this capacity, you will be expected, on a day to day basis, to oversee all sales and marketing activities which include, but are not limited to:

•	Assume responsibility for identifying and understanding all Valence products, services, support capability and economic advantages.

•	Identify target markets and products (automotive, stationary, industrial and military) to determine where Valence products and services best fit to offer superior performance and economic advantages.

•	Develop “Valence Value Propositions” that best fulfill customer needs with Valence Solutions.
o	Cooperatively work with the Valence R&D team to develop Valence custom energy storage and management solutions and off-the-shelf energy storage and management solutions.

•	Identify and assess target devices / applications that would most benefit from Valence technology, products and services.

•	Develop effective working relationships with customer executives and decision makers, Valence sales & marketing team, Valence management and the BOD.

•	Develop and implement a high performance international sales & marketing business plan.

•	Effectively utilize and manage company resources to achieve goals with minimal expense.

•	Assume responsibility for building, mentoring, motivating and managing a high performance global sales and marketing team to support the requirements of the Sales & Marketing functions.

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Create detailed proposals and estimates, develop and maintain a professional knowledge base, and continuously formulate and implement both near-term and long-term business strategies that will optimize revenues and profitability growth.

Confidential	Valence Technology, Inc. 12303 Technology Blvd., Suite 950., Austin Texas 78727 Tel: 512-527-2900, Fax: 512-527-2901

Randall J. Adleman	2	February 11, 2010

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Assist the CEO, BOD and executive team as required in the due diligence and development of partnership agreements, license contracts, supplier contracts, customer manufacturing contracts and any other business to business or business to customer relationships as required.

•	Assist with implementing Company-wide quality initiatives.

•	Assume responsibility for the assessment and management of the sales and marketing employee performances including the completion of performance and salary reviews and bonus programs.

Compensation:
Your starting salary will be at an annualized rate of $175,000, paid on a bi-weekly basis.  Since this position is classified as exempt, you will not be eligible for overtime pay.  The Company may make deductions from your salary to cover applicable federal, state and/or local income tax withholdings and any other amounts, which the Company is required to withhold by applicable law.  In the event you or the Company terminates your employment, for any reason, you will earn the base salary prorated to the date of termination.

Annual Bonus:
In addition, you will be eligible for consideration of an annual bonus of  fifty five percent (55%) of your base salary which will be awarded on a quarterly basis and based on plan and targeted revenue growth and up to seventy one point four percent (71.4%) of your base salary at one hundred twenty five percent (125%) of plan.  This bonus will be at the discretion of the Company and is based on specific goals set by and agreed to by the CEO within 30 days of employment, as well as based on the Company’s financial performance.  This bonus is not guaranteed.

Stock Options:
Upon acceptance of this contingent offer and your beginning employment, you will receive an employee stock option in the amount of 200,000 shares.  The exercise price of this option will be the closing value of Valence’s stock on your first day of employment.  This option vests over a three-year period; 33% on your one year anniversary date and 67% vested pro ratably, quarterly over the remaining two years.  The Stock Option benefit plan is described in more detail in the enclosed outline.

Benefits:
You will be eligible to receive medical, dental, vision, and life insurance coverage provided under Valence’s group insurance plans, and will be eligible to participate in Valence’s 401(k) plan.  You will be eligible for three weeks of vacation per year, accrued on a bi-weekly basis.  These benefit plans are described in more detail in the plan documents available from the Human Resources Department.

Relocation
A standard relocation package will be presented based on reasonable expenses and in accordance with Valence’s current Relocation Policy.

Miscellaneous:
Because of the nature of the Company’s business, you will be required to execute a Confidentiality Agreement in the Company’s standard form as a condition of your employment with the Company.  The Agreement may be modified by the Company from time to time, and as a condition of continued employment you agree to execute any amended Agreement.  Except as may be otherwise set forth herein, your employment with the Company will be on an at-will basis, meaning that either you or the Company may terminate the employment at any time, with or without notice, and with or without Good Cause.  No employee of the Company may alter your status as an at-will employee.

Valence reserves the right to terminate your employment agreement for Good Cause:

Confidential	Valence Technology, Inc. 12303 Technology Blvd., Suite 950., Austin Texas 78727 Tel: 512-527-2900, Fax: 512-527-2901

Randall J. Adleman	3	February 11, 2010

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For purposes of the Agreement, “Good Cause” shall mean and include termination by reason of (a) your conviction (including any plea of guilty or no contest) of (i) any felony or misdemeanor involving the embezzlement, theft or misappropriation of monies or other property of the Company and (ii) any felony involving the embezzlement, theft or misappropriation of monies or other property or crime of moral turpitude; (b)  your willful and continued neglect by you of your duties as Vice President of Sales & Marketing, but only if such neglect continues for 10 days following receipt by you of written notice from the Company specifying such breach and demanding that you cure such breach, and (c) your continued willful failure to abide by the Company’s policies applicable to your employment for 10 days following receipt by you of written notice from the Company specifying such breach.  In the event your employment is terminated in accordance for “Good Cause,” you shall be entitled to receive only your base salary then in effect, prorated to the date of termination, and any benefits and expense reimbursement to which you are entitled by virtue of your employment with the Company.

In the event the Company terminates your employment for other than Good Cause (as defined above) Valence will provide you with 30 days notice and four (4) months salary payable as of the date of termination.

Resignation:
In the event you elect to terminate your employment and resign as the Vice President of Sales & Marketing of the Company, you agree to provide the CEO and Board of Directors with thirty (30) days advance notice of your resignation.

As a Valence employee you will be expected to abide by company rules and regulations.  You will be expected to sign and comply with our employee agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Valence and nondisclosure of proprietary information.  Upon any termination of your employment you will agree not to disparage the Company, its officers, BOD or other employees.

This offer is contingent upon successful completion of a background investigation and reference checks.  Additionally, this offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins.

 If you wish to accept employment at Valence under the terms set out above, please sign and date this letter, and return it to Cheryl Logan at your earliest convenience.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,
/s/ Robert L. Kanode
Robert L. Kanode
President and Chief Executive Officer

/s/ Randall J. Adleman                                                                                                    February 12, 2010
Approved and Accepted                                                                                                Date
Randall J. Adleman

Cc:  Cheryl Logan

Confidential	Valence Technology, Inc. 12303 Technology Blvd., Suite 950., Austin Texas 78727 Tel: 512-527-2900, Fax: 512-527-2901